PRESS RELEASE

Unitrin, Inc. Enters Into New $245 Million, Three-Year Revolving Credit Facility

CHICAGO - (Business Wire)-November 2, 2009 - Unitrin, Inc. (NYSE: UTR - News) announced today that it has entered into a new $245 million, three-year revolving credit facility that expires on October 30, 2012. The new facility replaces Unitrin's facility that was set to expire on June 30, 2010. The new facility contains certain financial covenants including limits on total debt to total capitalization, consolidated net worth and minimum risk-based capital ratios for Unitrin's largest insurance subsidiaries. Proceeds under the agreement can be used for general corporate purposes, including the repayment of existing indebtedness.

Don Southwell, Unitrin's President and Chief Executive Officer, commented, "We are pleased to have entered into one of the first three-year revolving credit facilities this year for a company whose primary business is insurance. It is important to note that this new facility extends well beyond the November 2010 due date of our $200 million Senior Notes."

Wells Fargo Securities, LLC served as Joint Lead Arranger and Sole Bookrunner on the facility while JP Morgan Securities Inc. served as Joint Lead Arranger.

Unitrin is a financial services company focused on creating shareholder value by providing through its subsidiaries a diverse array of insurance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Kemper® and Unitrin Specialty, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells automobile and homeowners insurance directly to consumers or through employer-sponsored voluntary benefit programs. Unitrin's Life and Health Insurance businesses bring a high-level of personalized service to their customers. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT:

Unitrin, Inc.

Frank J. Sodaro at (312) 661-4930 or via e-mail at investor.relations@unitrin.com

KEYWORD: ILLINOIS

INDUSTRY KEYWORD: INSURANCE BANKING DEBT

1 Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.